SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement	[ ] Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

[X] Definitive proxy statement.

[ ] Definitive additional materials.

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

Lifecore Biomedical, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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LIFECORE BIOMEDICAL, INC.

3515 Lyman Boulevard
Chaska, Minnesota 55318

_______________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on
November 11, 2004

_______________

     Notice is hereby given that the Annual Meeting of Shareholders of Lifecore Biomedical, Inc. (the “Company”), will be held at the Oak Ridge Conference Center, 1 Oak Ridge Drive, Chaska, Minnesota 55318 on Thursday, November 11, 2004 at 3:30 p.m., local time, for the following purposes:

1.	To elect one director to hold a three-year term.

2.	To ratify the appointment of Grant Thornton LLP as independent certified public accountants of the Company for the current fiscal year ending June 30, 2005.

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on September 20, 2004 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

/s/ DENNIS J. ALLINGHAM

Dennis J. Allingham
President, CEO and Secretary

Dated:	October 4, 2004 Minneapolis, Minnesota

To assure your representation at the meeting, please sign, date and return the enclosed proxy card whether or not you expect to attend in person. Shareholders who attend the meeting may revoke their proxies and vote in person if they desire.

PROXY STATEMENT

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 11, 2004

     The Board of Directors of Lifecore Biomedical, Inc. (the “Company”) is soliciting proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 3:30 p.m. on November 11, 2004, and at any adjournment thereof. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers and directors of the Company may solicit proxies by telephone, facsimile or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company’s common stock registered in the names of their nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses. The Company’s principal offices are located at 3515 Lyman Boulevard, Chaska, Minnesota 55318. The mailing of this Proxy Statement to shareholders of the Company was commenced on or about October 4, 2004.

     Any proxy may be revoked at any time before it is voted by written notice, mailed or delivered to the Secretary of the Company, or by revocation of a written proxy by request in person at the Annual Meeting; but if not so revoked, the shares represented by such proxy will be voted as indicated in such proxy. If no direction is made, the proxy will be voted for the election of the nominees for director and for the other proposals set forth in this Proxy Statement.

     The total number of shares of stock outstanding and entitled to vote at the meeting as of September 20, 2004 consisted of 12,932,958 shares of $.01 par value common stock. Each share of common stock is entitled to one vote, and there is no cumulative voting. Only shareholders of record at the close of business on September 20, 2004 will be entitled to vote at the meeting. The presence in person or by proxy of holders of thirty-three and one-third percent (33-1/3%) of the shares of common stock entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business.

     Each item of business properly presented at a meeting of the Company’s shareholders (other than amendments to the Company’s Articles of Incorporation and certain other matters) generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will be used to determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and in tabulating votes cast on proposals presented to shareholders for vote, but as unvoted for purposes of determining the approval of the matter from which the shareholder abstains. Consequently, an abstention will have the same effect as a negative vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents information provided to the Company as to the beneficial ownership of the Company’s common stock as of August 27, 2004 by (i) all persons known by the Company to be the beneficial owner of more than 5% of the Company’s common stock; (ii) each of the directors and director nominees of the Company; (iii) each executive officer named in the Summary Compensation Table; and (iv) all officers and directors as a group.

	Amount Beneficially		Percent of
Name and Address of Beneficial Owner	Owned (1)(2)		Class
Heartland Advisors, Inc. 789 North Water Street Milwaukee, WI 53202	1,436,660	(3)	11.1%

The Vertical Group, L.P. 18 Bank Street Summit, NJ 07901	1,049,500	(4)	8.1%

Putnam Investments One Post Office Square Boston, MA 92109	776,835	(5)	6.0%

Dennis J. Allingham	325,725		2.5%
James W. Bracke	98,389		*
Orwin L. Carter, Ph.D.	89,000		*
Andre P. Decarie	84,375		*
Joan L. Gardner	90,534	(6)	*
Thomas H. Garrett	88,000		*
John C. Heinmiller	89,334		*
Larry D. Hiebert	47,050		*
David M. Noel	32,750		*
Richard W. Perkins	162,500	(7)	1.2%
John E. Runnells	21,800		*
Directors/Officers as a group (10 persons)	1,031,068	(8)	7.4%

*	Less than 1%

(1)	Unless otherwise indicated, ownership is direct and the beneficial owner has full voting and investment power.

(2)	Includes the following shares subject to options which are or will become exercisable within 60 days of August 27, 2004: Mr. Allingham, 325,625 shares; Dr. Carter, 72,000 shares; Mr. Decarie, 84,375 shares; Ms. Gardner, 82,034 shares; Mr. Garrett, 88,000 shares; Mr. Heinmiller, 89,334 shares; Mr. Hiebert, 47,050 shares; Mr. Noel, 32,750 shares; Mr. Perkins, 101,000 shares; and Mr. Runnells, 20,000 shares.

(3)	Based upon the content of a statement dated June 30, 2004 pursuant to Section 13(f) of the Securities Exchange Act of 1934.

(4)	Based upon the content of a statement dated February 21, 2003 pursuant to Section 13(d) of the Securities Exchange Act of 1934.

(5)	Based upon the content of a statement dated December 31, 2001 pursuant to Section 13(g) of the Securities Exchange Act of 1934.

(6)	Includes 4,500 shares held by a partnership in which Ms. Gardner is a partner.

(7)	Includes 55,500 shares held by various trusts of which Mr. Perkins is the sole trustee and 6,000 shares held by a foundation created by Mr. Perkins.

(8)	Includes 942,168 shares which certain directors and officers have the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 27, 2004.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than 10% of the Company’s securities to file initial reports of ownership of those securities on Form 3 and reports of changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission. Specific due dates for these reports have been established by the Securities and Exchange Commission, and the Company is required to disclose in this proxy statement any failure to timely file the required reports by these dates. Based solely on the Company’s review of the copies of these reports received by the Company and written representations from the Company’s directors and executive officers, the Company believes that its executive officers and directors complied with all Section 16(a) filing requirements for the fiscal year ended June 30, 2004.

ELECTION OF DIRECTORS

(Proposal #1)

     Pursuant to the Company’s Articles of Incorporation, the Board of Directors is divided into three classes of directors, with each director serving a three-year term. Each year only one class of directors is subject to a shareholder vote. Presently, there is one director in the first class, two directors in the second class and four directors in the third class. At the Annual Meeting, the terms of Messrs. Richard W. Perkins and John C. Heinmiller will expire. Mr. Heinmiller has decided not to stand for re-election to the Board in order to devote his attention to other business. Therefore, only Mr. Richard W. Perkins has been nominated for re-election to the Board of Directors at the Annual Meeting.

     Mr. Perkins is currently a director of the Company and has consented to being named as a nominee. The election of the nominee requires the approval of the holders of a majority of the shares present, in person or by proxy, at the Annual Meeting. It is intended that proxies will be voted for Mr. Perkins. The Company believes that Mr. Perkins will be able to serve but, should he be unable to serve as a director, the persons named in the proxies have advised the Company that they will vote for the election of such substitute nominee as management may propose.

     The Board of Directors recommends that the shareholders vote “FOR” the election of Mr. Perkins, and the enclosed proxy will be so voted unless a contrary vote is indicated.

     The director nominee and the directors whose terms of office will continue after the Annual Meeting have provided the following information about themselves.

		Director	Term
Name and Principal Occupation	Age	Since	Expires
Richard W. Perkins (Class II)	73	1983	2007
			(if re- elected)
Mr. Perkins is President, Chief Executive Officer and a director of Perkins Capital Management, Inc., an investment management firm, where he has held those positions since January 1985. Mr. Perkins is a director of the following public companies: Synovis Life Technologies, Inc., CNS, Inc., PW Eagle, Inc., iNTELEFILM Corp., Nortech Systems, Inc., Two Way TV (US), Inc., Teledigital, Inc. and Vital Images, Inc. He currently serves on the Audit Committee and the Compensation Committee.

Orwin L. Carter, Ph.D. (Class I)	62	1989	2006
Dr. Carter is a self-employed business consultant. From April 1996 to May 1999, he was Vice President of Finance and Administration at Hamline University. From December 1989 through September 1994, he served as President and Chief Executive Officer of INCSTAR Corporation, a medical diagnostic device manufacturer. He then served as Chairman from September 1994 to March 1995. Dr. Carter is a director of Theragenics Corporation. He currently serves on the Audit Committee and the Governance and Nominating Committee.

Dennis J. Allingham (Class III)	54	2004	2005
Mr. Allingham was appointed President, Chief Executive Officer and Secretary and to the Board of Directors in February 2004. Mr. Allingham previously served as Executive Vice President of the Company since November 1997. He served as Chief Financial Officer of the Company from January 1996 to March 2004. Mr. Allingham has also been General Manager of the Hyaluronan Division since November 1996 and General Manager of the Oral Restorative Division since November 1997.

Joan L. Gardner (Class III)	59	1992	2005
Ms. Gardner has had a career in community service. Ms. Gardner is currently a trustee of Hamline University in St. Paul, Minnesota and board member of the FR Bigelow Foundation. She formerly chaired the Boards of Trustees of the Biomedical Research Institute and The Children’s Hospital, Incorporated, served on the board of the National Association of Children’s Hospitals and Related Institutes and chaired its Education Council and recently retired from the board of Children’s Hospitals and Clinic where she chaired the Quality Committee. Ms. Gardner currently serves on the Compensation Committee.

		Director	Term
Name and Principal Occupation	Age	Since	Expires
Thomas H. Garrett (Class III)	59	1996	2005
Mr. Garrett has been a business consultant since July 1996. Prior to July 1996, Mr. Garrett was a partner at the law firm of Lindquist & Vennum P.L.L.P. of Minneapolis, Minnesota and served as its Managing Partner from 1993 through 1995. Mr. Garrett is also a director of St. Jude Medical, Inc. He currently serves as Chairman of the Compensation Committee.

John E. Runnells (Class III)	59	2002	2005
Mr. Runnells has been a Managing Director of The Vertical Group, Inc., an investment management venture capital firm focused on the medical device industry, since 1992. Prior to that time, he was a co-founder (in 1984) and Managing Director of Paddington Partners, an investment firm that merged with The Vertical Group, Inc. in 1992. He currently serves on the board of directors of Incumed Inc., Dynamic Implants, Inc., and Orbital Fixation, Inc., all privately held companies. He currently serves as the Lead Director and Chairman of the Governance and Nominating Committee.

CORPORATE GOVERNANCE

Board Independence

     The Board of Directors has determined that each of the Company’s directors is independent under the Nasdaq listing standards, except for Dennis J. Allingham, who serves as the Company’s President, Chief Executive Officer and Secretary. Each of the Company’s Audit, Compensation and Nominating and Corporate Governance committees is composed only of independent directors. In making the independence determinations, the Board of Directors reviewed all of the directors’ relationships with the Company based primarily on a review of the responses of the directors to questions regarding employment, business, familial, compensation and other relationships with the Company and the Company’s management.

Board Meetings and Committees

     The Board of Directors conducts its business through meetings of the Board and three standing committees: Audit, Compensation, and Governance and Nominating. Each committee member identified below has served on the indicated committee since the 2003 Annual Meeting of Shareholders and will continue to serve on the indicated committee through the Annual Meeting.

     During fiscal 2004 the Board of Directors held 12 meetings. Each of the current directors, while a member of the Board, attended 75% or more of the meetings of the Board of Directors and any committee of the Board on which such director served during fiscal 2004.

Audit Committee

Members:	John C. Heinmiller, Chairman
Orwin L. Carter, Ph.D.
Richard W. Perkins

     Among other duties, the Audit Committee reviews the scope of the independent audit, considers comments by the independent accountants regarding internal controls and accounting procedures, and considers management’s response to those comments. The Audit Committee is comprised of three directors and operates under a written charter. The Audit Committee charter was amended in August 2004 and is included as Appendix A to this proxy statement. A copy of the Audit Committee charter may also be found on the Company’s web site at www.lifecore.com under “Investor Info – Corporate Governance.” All of the Audit Committee members meet the independence and experience requirements of the Nasdaq listing standards and the Securities and Exchange Commission. The Board of Directors has identified Richard W. Perkins to be an audit committee financial expert under the rules of the Securities and Exchange Commission. The Audit Committee held seven meetings during fiscal 2004. Upon Mr. Heinmiller’s resignation from the Board effective at the Annual Meeting, the Board intends to appoint another member to the Audit Committee.

Compensation Committee

Members:	Thomas H. Garrett, Chairman
Joan L. Gardner
Richard W. Perkins

     The Compensation Committee makes recommendations to the Board with respect to executive and key employee compensation. The Compensation Committee is comprised of non-employee directors who meet the independence requirements of the Nasdaq listing standards. The Compensation Committee held two meetings during fiscal 2004.

Governance and Nominating Committee

Members:	John E. Runnells, Chairman
Orwin L. Carter, Ph.D.
Joan L. Gardner
John C. Heinmiller

     The Governance and Nominating Committee makes recommendations to the Board with respect to nominees to serve on the Board of Directors. The Governance and Nominating Committee operates under a written charter, which was adopted in August 2004 and which may be found on the Company’s web site at www.lifecore.com under “Investor Info – Corporate Governance.” All of the Governance and Nominating Committee members meet the independence requirements of the Nasdaq listing standards. The Governance and Nominating Committee did not hold any meetings during fiscal 2004.

     The Governance and Nominating Committee determines the required selection criteria and qualifications of director nominees based upon the Company’s needs at the time nominees are considered. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. In evaluating a candidate for nomination as a director of the Company, the Governance and Nominating Committee will consider criteria including business and financial expertise; geography; experience as a director of a public company; gender and ethnic diversity on the Board; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment. The Governance and Nominating Committee will consider these criteria for nominees identified by the Nominating Committee, by shareholders, or through some other source.

     The Governance and Nominating Committee will consider qualified candidates for possible nomination that are submitted by the Company’s shareholders. Shareholders wishing to make such a submission may do so by sending the following information to the Governance and Nominating Committee c/o John Runnells at 3515 Lyman Boulevard, Chaska, MN 55318: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

     The Governance and Nominating Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information, business experience, and leadership skills, all to the extent available and deemed relevant by the Nominating Committee. This information is evaluated against the criteria set forth above and the Company’s specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the Company’s needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Governance and Nominating Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Governance and Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

     No candidates for director nominations were submitted by any shareholder in connection with the Annual Meeting.

Executive Sessions of the Board

     During each regular Board meeting, the Company’s non-employee directors, each of whom meets the independence requirements of the Nasdaq listing standards, meet in executive session without the Chief Executive Officer or any other member of management being present. The Lead Director, who is currently Mr. Runnells, presides at such sessions.

Compensation of Directors

     Directors who are not officers of the Company received a monthly retainer of $1,000, a $600 fee for each Board meeting attended and a $300 fee for each committee meeting attended. Additionally, the Chairman of each committee receives an annual retainer of $1,000.

     The 1996 Stock Plan (the “1996 Plan”) provides for the automatic granting of options to non-employee directors upon election or re-election by the Board or shareholders (provided that the Board may adjust the option granted to any person who has received a stock option from the Company in the preceding three years.) Each option covers 30,000 shares and vests over a three-year period. Non-employee directors are also eligible for additional option grants under the 1996 Plan and the 2003 Stock Incentive Plan. Pursuant to the automatic grant feature of the 1996 Plan, Mr. Carter was granted an option to purchase 30,000 shares at an exercise price of $6.66 per share on November 13, 2003.

Policy Regarding Attendance at Annual Meetings

     The Company encourages, but does not require, its Board members to attend the annual meeting of shareholders. Last year, four of the Company’s directors attended the Annual Meeting of Shareholders.

Shareholder Communication with Directors

     Shareholders may communicate with the Company’s Board of Directors by sending a letter addressed to the Board of Directors or specified individual directors to: Lifecore Biomedical, Inc., c/o Secretary 3515 Lyman Boulevard, Chaska, MN 55318. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual directors on a periodic basis.

Code of Business Conduct and Ethics

     The Company has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) which applies to the Company’s directors, officers and employees. The Code of Ethics is published on the Company’s website at www.lifecore.com under “Investor Info – Corporate Governance.” Any amendments to the Code of Ethics and waivers of the Code of Ethics for the Company’s Chief Executive Officer, Chief Financial Officer or Controller will be published on the Company’s website.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

     The Compensation Committee of the Board of Directors is composed entirely of non-employee directors, currently consisting of Mr. Garrett (Chairman), Ms. Gardner and Mr. Perkins. The Compensation Committee is responsible for approving and recommending to the Board of Directors all short and long-term compensation plans for the executive officers of the Company and the Board of Directors and for administering the Company’s stock option plans. All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are reviewed by the full Board.

     Set forth below is a report submitted by Mr. Garrett, Ms. Gardner and Mr. Perkins in their capacity as the Board’s Compensation Committee (the “Committee”), addressing the Company’s compensation policies for fiscal 2004 as they affected the Company’s executive officers generally, and specifically as they affected Dr. Bracke, the Company’s former Chief Executive Officer, Mr. Allingham, the Company’s current Chief Executive Officer and Messrs. Noel, Decarie and Hiebert, the Company’s other executive officers whose cash compensation exceeded $100,000 during fiscal 2004.

     The Committee, under the direction of the Board of Directors, engaged an outside compensation consulting firm to obtain recommendations on executive compensation, executive bonus plans, and executive stock option plans. The recommendations provided by the compensation consultants were utilized by the Committee and the Board of Directors in setting executive compensation in fiscal 2004.

     The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the “1933 Act”) or the Securities Exchange Act of 1934 (the “1934 Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

Compensation Policies Toward Executive Officers

     The Company’s executive compensation has historically consisted of three components: (i) base salaries, (ii) stock options and (iii) cash bonuses. Each of these elements is discussed below:

     Base Salaries. In determining the base salaries of each executive officer, the Company has utilized the report by the compensation consultants, compensation surveys and has considered performance against defined goals and longevity with the Company. Mr. Allingham’s compensation is discussed below under “Chief Executive Officer Compensation.”

          Stock Options. During fiscal 2004, the Company granted stock options to all of its executive officers, including Mr. Allingham as set forth in the Summary Compensation Table. The Committee selected the recipients of options and the numbers of shares subject to their options according to the duties of the recipients and their performance during the preceding fiscal year. Stock options were also granted to both Mr. Hiebert and Mr. Noel upon being named officers of the Company in March 2004. Stock options typically vest over a four-year period, however, stock options granted in June 2004 to Messrs. Allingham, Decarie, Hiebert and Noel were vested in full on the date of grant in consideration of the execution of Noncompetition and Nonsolicitation Agreements by such officers. Stock option grants are intended to focus the Company’s officers and key employees on long-term Company performance to build shareholder value and provide significant earnings potential for the recipients. The typical vesting requirements for the stock options are designed to direct the Company’s executives toward steady growth and to retain their services on a long-term basis.

          Cash Bonuses. During fiscal 2004, the Company achieved certain financial targets for revenues and profitability, which in turn qualified the Company’s executives for a cash bonus as set forth in the Summary Compensation Table. Bonuses were also paid during 2003 and 2002 based on the achievement of certain financial targets for revenue and other non-financial objectives. No other cash bonuses have been paid to any of the Company’s executive officers during the past five fiscal years.

     In addition to the compensation described above, the Company allows its executives to participate in other broad-based employee benefit plans, such as the Company’s 401(k). The 401(k) plan provides for a Company match of 25% on up to the first four percent contributed by the employee.

     There is a $1 million limit on the deductibility of certain compensation for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code. The 1996 Stock Plan and the 2003 Stock Incentive Plan contain limitations on the number of stock options that may be granted to any person in any fiscal year. These limitations are intended to preserve the Company’s federal tax deduction for compensation expense related to stock options that may be granted to executive officers under these plans. Given the Company’s current levels of cash compensation, the Committee does not believe it will be necessary to take any other action to qualify the Company’s compensation programs under Section 162(m) in the foreseeable future; however, the Committee will continue to evaluate whether any future action is appropriate.

Chief Executive Officer Compensation

     The compensation of Mr. Allingham, the Company’s Chief Executive Officer, is set by and subject to the discretion of the Committee, with approval of the Board of Directors. In determining the base salary, the Committee has utilized the report by the compensation consultants, compensation surveys and has considered performance against defined goals and longevity with the Company. Mr. Allingham’s salary was $225,000 at the beginning of fiscal 2004 and was increased to $275,000 in February 2004 upon his appointment as President and Chief Executive Officer of the Company. The Committee believes this level is competitive with other salaries of chief executive officers in the industry. Mr. Allingham also received stock options to purchase 105,000 shares of the Company’s common stock in fiscal 2004. The Committee believes these grants are comparable to opportunities that would be available elsewhere in the industry.

     The compensation of Dr. Bracke, the Company’s prior Chief Executive Officer, was $300,000 during fiscal 2004, equal to his base salary in fiscal 2003. Dr. Bracke also received a stock option to purchase 6,000 shares of the Company’s common stock in fiscal 2004.

     The Company and Dr. Bracke entered into a new employment agreement in October 2003 and a separation agreement in February 2004. See “Executive Compensation — Change in Control, Employment and Separation Agreements.”

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY’S BOARD OF DIRECTORS:

Thomas H. Garrett, Chairman
Joan L. Gardner
Richard W. Perkins

Summary Compensation Table

     The following table sets forth certain information regarding compensation paid during each of the Company’s last three fiscal years to the Company’s Chief Executive Officer and each of the Company’s other executive officers whose cash compensation exceeded $100,000, based on salary and bonus earned during fiscal 2004.

				Long-Term
		Annual Compensation		Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Options (1)
Dennis J. Allingham	2004	243,720	41,250	105,000
President and Chief	2003	201,907	5,000	3,500
Executive Officer	2002	194,967	19,287	25,000

James W. Bracke (2)	2004	303,353	–	6,000
President and Chief	2003	304,154	6,000	5,000
Executive Officer	2002	302,156	30,000	25,000

David M. Noel (3)	2004	113,073	19,500	60,000
Vice President of Finance and	2003	103,292	–	1,000
Chief Financial Officer	2002	37,808	–	5,000

Andre P. Decarie	2004	172,377	24,500	35,000
Vice President of Sales	2003	153,192	3,875	2,500
and Marketing — ORD	2002	144,523	14,560	55,000

Larry D. Hiebert	2004	119,421	19,500	60,000
Vice President of Operations	2003	111,908	–	1,000
	2002	108,577	–	1,000

(1)	Number of shares of common stock purchasable under option grants.

(2)	Mr. Bracke left the Company in February 2004.

(3)	Mr. Noel joined the Company in February 2002.

Option Grants In Last Fiscal Year

     The following table summarizes option grants during fiscal 2004 to the executive officers named in the Summary Compensation Table.

			% of Total			Potential Realizable Value
			Options			at Assumed Annual Rates
			Granted			of Stock Price
			to	Exercise		Appreciation of Option
			Employees	or Base		Term (5)
	Options		in Last	Price Per	Expiration
Name	Granted		Year	Share (3)	Date (4)	5%	10%
Dennis J. Allingham	5,000	(2)	1.5%	$6.04	August 1, 2013	$18,993	$48,131
Dennis J. Allingham	100,000	(2)	29.2%	5.91	June 23, 2014	392,852	941,902
James W. Bracke	6,000	(2)	1.8%	6.04	August 1, 2013	22,791	57,757
David M. Noel	30,000	(1)	8.8%	8.10	March 3, 2014	45,803	387,279
David M. Noel	30,000	(2)	8.8%	5.91	June 23, 2014	111,503	282,571
Andre P. Decarie	5,000	(2)	1.5%	6.04	August 1, 2013	18,993	48,131
Andre P. Decarie	30,000	(2)	8.8%	5.91	June 23, 2014	111,503	282,571
Larry D. Hiebert	30,000	(1)	8.8%	8.10	March 3, 2014	45,803	387,279
Larry D. Hiebert	30,000	(2)	8.8%	5.91	June 23, 2014	111,503	282,571

(1)	Exercisable in cumulative installments of 25% per year commencing one year from the date of grant (March 3, 2004), with full vesting occurring on the fourth anniversary date.

(2)	Fully vested and exercisable on date of grant.

(3)	All options were granted at the market value of the Company’s common stock based upon the last reported price on the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(4)	All options have a ten-year term, subject to termination of employment.

(5)	Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall stock market conditions, as well as the option holder’s continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

Option Exercises In Last Fiscal Year And Year-End Option Values

     None of the executive officers named in the Summary Compensation Table exercised any options during the 2004 fiscal year. The following table summarizes the value of unexercised options held by the executive officers named in the Summary Compensation Table at the end of fiscal 2004.

			Value of Unexercised
	Number of Unexercised		in-the-Money Options at
	Options at Year-End		Year-End (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Dennis J. Allingham	325,625	28,875	$30,062	$2,188
James W. Bracke	873,037	–	438	–
David M. Noel	32,750	33,250	6,900	–
Andre P. Decarie	84,375	30,625	31,063	10,738
Larry D. Hiebert	47,050	42,500	9,750	950

(1)	The closing price for the Company’s common stock on June 30, 2004 was $6.14. Value is calculated on the basis of the difference between the option exercise price and $6.14 multiplied by the number of shares of common stock underlying the options.

Change in Control, Employment and Separation Agreements

Change in Control Agreements

     Each of the Company’s current executive officers named in the Summary Compensation Table is a party to a change in control agreement with the Company designed to retain the executive officer and provide for continuity of management in the event of an actual or threatened change in control of the Company (as “change in control” is defined in the agreements). The agreements provide that, in the event of a change in control, each executive officer would have specific rights and receive specified benefits if the executive officer is terminated without “cause” (as defined in the agreements) or the executive officer voluntarily terminates his or her employment for “good reason” (as defined in the agreements) within two years after the change in control. In these circumstances, Mr. Allingham will receive a severance payment equal to two times his annual salary and annual bonus, and Messrs. Decarie, Hiebert and Noel will each receive a severance payment equal to the executive officer’s annual salary and annual bonus. In addition, the Company will continue to provide certain benefits to the executive officers for two years following termination, and all options and incentive awards granted to the executive officers under the Company’s plans will become immediately exercisable or vested.

Employment and Separation Agreements with Dr. Bracke

     Dr. James W. Bracke, the Company’s former President and Chief Executive Officer, entered into an employment agreement with the Company on October 16, 2003, which provided for Dr. Bracke to receive a salary of $300,000 per year. In addition, Dr. Bracke was entitled to participate in the Company’s bonus plan and to receive certain other benefits. The agreement provided for the payment of severance equal to 12 months of base salary in the event his employment was terminated by the Company without cause or equal to six months base salary in the event his employment was terminated by the Company with “cause” (as defined in the agreement). Pursuant to the terms of the agreement, Dr. Bracke agreed not to compete with the Company or solicit the Company’s business or customers for a period of one year following the termination of his employment. In addition, the agreement provided for a payment to Dr. Bracke equal to three times his annual base salary in the event his employment was terminated by the Company following a change in control.

     On February 10, 2004, Dr. Bracke resigned as an officer, director and employee of the Company, and Dr. Bracke and the Company entered into a separation agreement. Pursuant to the terms of the separation agreement, the Company agreed to pay to Dr. Bracke severance equal to 12 months of base salary and to provide Dr. Bracke with the other benefits Dr. Bracke would have been entitled to receive under the terms of his employment agreement had his employment been terminated by the Company without cause.

STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company’s common stock during the five years ended June 30, 2004 with the cumulative total return on: (i) the Nasdaq Stock Market Index (U.S. Companies) and (ii) the General Nasdaq Medical Device Manufacturing Index. The comparison assumes that $100 was invested on June 30, 1999 in the Company’s common stock and in each of the foregoing indices and assumes reinvestment of dividends.

	6/30/99	6/30/00	6/30/01	6/30/02	6/30/03	6/30/04
Lifecore Biomedical, Inc.	$100.00	$68.48	$43.48	$98.61	$49.22	$53.39
Nasdaq Medical Device Mfg. Index	100.00	115.78	133.16	121.45	130.90	187.86
Nasdaq Market Index	100.00	150.47	83.33	56.52	62.85	79.93

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO ACCOUNTANTS

Report of the Audit Committee

     The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended June 30, 2004.

     The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the 1933 Act or the 1934 Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

     The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. The Audit Committee has discussed with Grant Thornton LLP, the Company’s independent certified public accountants, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 relating to the accountant’s independence from the Company, has discussed with Grant Thornton LLP their independence from the Company, and has considered the compatibility of non-audit services with the accountant’s independence.

     The Audit Committee acts pursuant to the Audit Committee Charter. The Audit Committee Charter was amended by the Board of Directors in August 2004 to be in compliance with all provision of the Sarbanes-Oxley Act of 2002 and Nasdaq requirements. Each of the members of the Audit Committee qualifies as an “independent” Director under the current listing standards of Nasdaq.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004.

SUBMITTED BY THE AUDIT COMMITTEE OF THE COMPANY’S BOARD OF DIRECTORS:

John C. Heinmiller, Chairman
Orwin L. Carter
Richard W. Perkins

Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees

     The following table presents fees billed for professional services rendered for the audit of the Company’s annual financial statements for 2003 and 2004 and fees billed for other services provided by the Company’s independent public accountants in each of the last two fiscal years:

	2004	2003
Audit Fees (1)	$63,000	$54,000
Audit-Related Fees	—	—
Tax Fees (2)	15,000	21,000
All Other Fees (3)	30,000	6,000

(1)	Audit fees consisted of audit work performed in preparation of the Company’s annual financial statements and review of the quarterly financial statements included in our quarterly reports on Form 10-Q for fiscal years 2003 and 2004.

(2)	Tax fees consisted of federal and state income tax return preparation and tax planning and tax advice related to the Company’s stock option plans.

(3)	Other fees include fees for Sarbanes-Oxley compliance, audit of the Company’s 401K Plan and other financial consulting services.

     The Audit Committee has considered whether the non-audit services provided by Grant Thornton LLP during the last fiscal year are compatible with maintaining Grant Thornton LLP’s independence and has concluded that they are.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services Provided by the Company’s Independent Accountants

     The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent accountants. The Audit Committee has established a policy for pre-approving the services provided by the Company’s independent accountant in accordance with the auditor independence rules of the Securities and Exchange Commission. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by the independent accountants and an annual review of the financial plan for audit fees.

     To ensure that auditor independence is maintained, the Audit Committee annually pre-approves the audit services to be provided by the independent accountants and the related estimated fees for such services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent accountants during the year.

     As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. A request for pre-approval of services on a case-by-case basis must be submitted by the Company’s Chief Financial Officer, providing information as to the nature of the particular service to be provided, estimated related fees and management’s assessment of the impact of the service on the auditor’s independence. The Audit Committee has delegated to its Chair pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the Chair must be reported to the Audit Committee. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent accountants.

     All of the services provided by the independent accountants in fiscal 2004, including services related to the Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
(Proposal #2)

     While the Company is not required to do so, the Company is submitting the appointment of Grant Thornton LLP to serve as the Company’s independent public accountant for the fiscal year ending June 30, 2005 for ratification in order to ascertain the views of the Company’s shareholders on this appointment. If the appointment is not ratified, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating the Company’s independent public accountant, may in its discretion, direct the appointment of a different independent public accountant at any time during the year if it determines that such a change would be in the best interests of the Company and the Company’s shareholders.

     Grant Thornton LLP have been the Company’s independent accountant since 1983. The Board of Directors has recommended that the shareholders ratify the reappointment of Grant Thornton LLP as the Company’s independent accountant for the fiscal year ending June 30, 2005.

     A representative of Grant Thornton LLP is expected to be present at the Annual Meeting. Such representative will be given the opportunity to make a statement at the Annual Meeting and will be available to answer any appropriate questions.

     The Board of Directors recommends that the shareholders vote “FOR” the proposal to ratify the appointment of Grant Thornton LLP as the Company’s independent accountant for the fiscal year ending June 30, 2005, and the enclosed proxy will be so voted unless a contrary vote is indicated.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     The proxy rules of the Securities and Exchange Commission permit shareholders to include proposals for shareholder action in the Company’s proxy statement if notification of such proposals is received by the Company not less than 120 days in advance of the calendar date the Company’s proxy statement was mailed to shareholders in connection with the previous year’s annual meeting. Therefore, notice of shareholder proposals to be included in the proxy statement for the Company’s annual meeting for fiscal year ending June 30, 2005 must be received by the Company before June 6, 2005. Any such proposal must be in the form required under the rules and regulations promulgated by the Securities and Exchange Commission.

     The Company’s Bylaws also provide that shareholders may present proposals for shareholder action, which will not be included in the Company’s proxy statement but may be considered at the annual meeting, by giving notice to the Secretary of the Company not less than

50 days nor more than 75 days prior to the annual meeting (or if less than 60 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, not later than the 10th day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made). Notice relating to the conduct of such business at an annual meeting must contain certain information about such business and the shareholder who proposes to bring such business before the annual meeting, the reasons for conducting such business at the annual meeting, the name and address of such shareholder, and any material interest of such shareholder in the business he or she proposes. The Company’s annual meeting for the fiscal year ending June 30, 2005 is expected to be held on or about November 16, 2005.

OTHER MATTERS

     The management of the Company knows of no matter other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event additional matters should be presented.

     The Annual Report of the Company which includes the Company’s Annual Report on Form 10-K for the year ended June 30, 2004, including the consolidated financial statements and schedule thereto, as filed with the Securities and Exchange Commission, is enclosed herewith.

By order of the Board of Directors,

/s/ DENNIS J. ALLINGHAM

Dennis J. Allingham, President, CEO and Secretary

October 4, 2004

Directions to Oak Ridge Conference Center, 1 Oak Ridge Drive, Chaska, Minnesota 55318

APPENDIX A

LIFECORE BIOMEDICAL, INC.
AUDIT COMMITTEE CHARTER

This charter governs the operations of the Audit Committee of the Board of Directors (the “Committee”) of Lifecore Biomedical, Inc.

Purpose

The Committee shall assist the Board in overseeing the Company’s accounting and financial reporting process, the systems of internal accounting and financial controls, disclosure controls and procedures, and the annual independent audit of the Company’s consolidated financial statements.

It is not the duty of the Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor, for which the independent auditor is ultimately accountable to the Committee.

Membership

The Committee shall consist of at least three directors. The Chairperson and members of the Committee will be appointed by the Board of Directors. The members of the Audit Committee shall meet the independence, experience and other requirements of The NASDAQ Stock Market and the United States Securities and Exchange Commission.

Meetings of the Committee

The Committee will meet prior to each quarterly earnings release, or more frequently as circumstances dictate. A majority of the members of the Committee will constitute a quorum for the transaction of business. Committee meetings may be held telephonically. Written minutes shall be prepared by the Committee for all meetings.

Responsibilities

Policies and procedures of the Committee should remain flexible in order to best react to changing conditions and circumstances.

The Audit Committee shall:

1.	Appoint and determine funding for the independent auditor, oversee the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and, where appropriate, remove the independent auditor. The independent auditor shall report directly to the Committee.

2.	Evaluate the qualifications, performance and independence of the independent auditor on an ongoing basis, but no less frequently than annually.

3.	Establish policies and procedures for, and, as appropriate, approve the engagement of, the independent auditor for any non-audit service (to the extent such service is not prohibited by Section 10A(g) of the Securities Exchange Act of 1934 (the “Exchange Act”)) and the fee for any such service, and consider whether the independent auditor’s performance of any non-audit service is compatible with its independence.

4.	Meet with the independent auditor prior to the annual audit to review the planning, staffing and scope of the audit and its audit procedures.

5.	Review and discuss with management and the independent auditor the Company’s annual audited and quarterly consolidated financial statements, including major issues regarding accounting and auditing principles and practices; the adequacy of disclosure and internal controls that could significantly affect the Company’s consolidated financial statements; and the significant financial reporting issues and judgments made in connection with the preparation of the Company’s consolidated financial statements. Review the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These reviews shall occur prior to the filing or release of such reports and consolidated financial statements and shall include review of management’s assessment of the Company’s internal controls.

6.	Recommend to the Board whether, based on the review and discussions described in (5), (10) and (11), the annual audited consolidated financial statements should be included in the Annual Report on Form 10-K.

7.	Review with the independent auditor the results of the annual audit examination, including any accompanying management letters and management’s response, and any significant problems or difficulties encountered in the course of the audit work and management’s response, including any restrictions on the scope of activities or access to required information, any significant changes required in the planned scope of the audit, and any significant disagreements with management. Resolve any disagreements between management and the independent auditor regarding financial reporting.

8.	Review with management and the independent auditor the Company’s quarterly earnings press release after the independent auditor has completed its quarterly SAS 71 review or annual audit procedures. Also, generally discuss the types of information to be disclosed and the type of presentation to be made with respect to earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies.

9.	Review major changes to the Company’s accounting principles and practices as suggested by the independent auditor and management.

10.	Review the independent auditor’s annual communication regarding their independence as required by Independence Standards Board Standard No. 1, discuss such reports with the independent auditor, and take any additional action required to ensure the independence of the auditor.

11.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended by SAS No. 90, relating to the conduct of the annual audit.

12.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

13.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

14.	Oversee the Company’s code of ethics for the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as contemplated by rules promulgated under the Exchange Act.

15.	Review and approve all related party transactions.

16.	Review annually, or more frequently as appropriate, with the Company’s chief executive officer legal matters that may have a material impact on the Company’s consolidated financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

17.	Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

Authority

The Committee will have the resources and authority appropriate to discharge its responsibilities, including sole authority to:

•	retain and terminate the independent auditor, which will be accountable to and report to the Committee;

•	approve any non-audit relationship with the independent auditor, other than any relationship to provide services prohibited by Section 10A(g) of the Exchange Act; and

•	approve all audit engagement fees and terms.

     In addition, the Committee will have authority to:

•	conduct or authorize investigations into any matters within its scope of responsibilities;

•	engage outside auditors for special audits, reviews and other procedures;

•	retain special counsel and other experts and consultants to advise the Committee;

•	approve the fees and other retention terms for such parties; and

•	approve ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee shall have full access to all books, records, facilities, and personnel of the Company and may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Adoption of Charter

This Charter was adopted by the Company’s Board of Directors on May 24, 2001 and was amended by the Board on April 28, 2004 and August 26, 2004.

LIFECORE BIOMEDICAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, November 11, 2004

Lifecore Biomedical, Inc.

3515 Lyman Boulevard, Chaska, Minnesota 55318	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on November 11, 2004.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

The undersigned hereby appoint Dennis J. Allingham and David M. Noel, and each of them, as proxies, with full power of substitution to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Lifecore Biomedical, Inc., to be held in Chaska, MN on November 11, 2004 or at any adjournments thereof, upon any and all matters which may properly be brought before the meeting or adjournments thereof, hereby revoking all former proxies.

See reverse for voting instructions.

- Please detach here -

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of director:	01 Richard W. Perkins	Vote FOR the nominee (except as marked)	Vote WITHHELD from the nominee

2.	PROPOSAL TO RATIFY AND APPROVE THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE CURRENT FISCAL YEAR ENDING JUNE 30, 2005.	For	Against	Abstain

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box
Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.